Filed pursuant to Rule 433

Relating to Preliminary Prospectus Supplement dated May 15, 2017 to Prospectus dated December 19, 2014

Registration No. 333-201149

DOMINION ENERGY, INC.

FINAL TERM SHEET

May 15, 2017

Issuer:	Dominion Energy, Inc. (formerly Dominion Resources, Inc.)

Title:	2.579% Junior Subordinated Notes due 2020*

Principal Amount:	$1,000,000,000

Expected Ratings (Moody’s/S&P/Fitch)**:	Baa3(stable outlook)/BBB(stable outlook)/BBB(stable outlook)

Trade Date:	May 15, 2017

Settlement Date:	May 18, 2017

Final Maturity Date:	July 1, 2020

Interest Payment Dates:	January 1 and July 1

First Interest Payment Date:	July 3, 2017 (the first business day following Saturday, July 1, 2017), which payment will include interest accrued at an annual rate of 1.50% from, and including, April 1, 2017 to, but excluding, May 18, 2017 and at an annual rate of 2.579% from, and including, May 18, 2017 to, but excluding, July 1, 2017.

Redemption:	Not redeemable prior to maturity

Benchmark Treasury:	1.50% due May 15, 2020

Benchmark Treasury Yield:	1.495%

Spread to Benchmark Treasury:	+105 bps

Reoffer Yield:	2.545%

Coupon:	2.579%

Price to Public:	100.103%, plus interest accrued at an annual rate of 1.50% from, and including, April 1, 2017 to, but excluding, May 18, 2017.

Remarketing Fee***:	0.35%

CUSIP/ISIN:	25746U CT4/US25746U CT43

Remarketing Agents:	Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC, including the preliminary prospectus supplement dated May 15, 2017, for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any remarketing agent or any dealer participating in the offering will arrange to send you the prospectus and preliminary prospectus supplement if you request them by calling:

Merrill Lynch, Pierce, Fenner & Smith Incorporated	1-800-294-1322 (toll free)
Credit Suisse Securities (USA) LLC	1-800-221-1037 (toll free)
Goldman Sachs & Co. LLC	1-866-471-2526 (toll free)

*	This communication relates to the remarketing of the issuer’s 2014 Series A 1.50% Remarketable Subordinated Notes due 2020 (CUSIP No. 25746U BX6). Following the remarketing, the notes will be redesignated as the 2.579% Junior Subordinated Notes due 2020 and the CUSIP associated with the notes will be changed to the CUSIP identified in the above terms.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

***	To be paid by the issuer.